Exhibit 10.4(e2)

TEXT OF NOTICE ANNOUNCING MODIFICATION OF PERFORMANCE GOAL
CALCULATION METHOD RELATED TO 2008 EXECUTIVE AWARDS OF
PERFORMANCE RESTRICTED STOCK

Note:

The Corporation issued two types of performance-based awards in 2008, one (performance restricted stock) primarily for executives and one (LTI Units) which executives did not receive. Both types used the same performance goal. The following notice was written for and sent to LTI recipients, but also applied to the executives’ performance goal and was sent to them.

Changes to the Earnings Per Share (EPS) Targets for the Long-Term Incentive Cash Unit and Performance Restricted Stock

In April of this year, you received a cash-based long-term incentive units award (LTIs), with vesting subject to achieving an annual EPS of $2 per share by the end of 2012.

The issuance of approximately 70 million additional shares in May diluted this performance target and further dilution will occur as dividends are paid in stock.

To address this issue, the Company recently approved a change in the performance target for the LTI program. A straight formula will be used to adjust the $2 earnings target as follows:

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Multiply $2 by a fraction, of which the numerator is 126 million shares (outstanding shares when the target was set) and the denominator is the number of actual shares outstanding at the end of the performance year (Example: if 200 million shares are outstanding at the end of the year, the EPS target for that performance year would be 126/200 × $2 = $1.26)

What does this mean? At the time when the awards are scheduled to vest, the revised formula will be applied and award vesting will be determined based on this adjusted performance criteria.